Exhibit 99.1

[ATHEROGENICS, INC.]

FOR IMMEDIATE RELEASE

AtheroGenics Receives Notice of Non-Compliance with Listing Requirement for NASDAQ Global Market

ATLANTA, GA – December 3, 2007 -- AtheroGenics, Inc. (NASDAQ: AGIX), today reported that it received a NASDAQ Staff Deficiency Letter on November 28, 2007 indicating that the Company fails to comply with the Market Value of Publicly Held Shares requirement for continued listing set forth in Marketplace Rule 4450(b)(1)(A). Furthermore, the notice indicated the Company does not comply with marketplace Rule 4450(b)(1)(B), which requires total assets and total revenue of $50 million each for the most recently completed fiscal year or two of the last three most recently completed fiscal years.  The Company will be provided 30 calendar days to regain compliance with either of these two Rules.  Should the Company not regain compliance by such date, it intends to file an appeal with the NASDAQ Listing Qualifications Panel.

The Company expects to have total assets and total revenue in excess of $50 million for the 2007 fiscal year. The notification letter has no effect on the listing of AtheroGenics common stock at this time, nor during any appeal, if necessary. The Company will continue to trade on the NASDAQ Global Market under the symbol AGIX.

About AtheroGenics
AtheroGenics is focused on the discovery, development and commercialization of novel drugs for the treatment of chronic inflammatory diseases, including diabetes and coronary heart disease (atherosclerosis). AtheroGenics has commenced ANDES (AGI-1067 as a Novel Anti-Diabetic Agent Evaluation Study), a Phase III clinical trial to study its lead antioxidant and anti-inflammatory drug candidate, AGI-1067, in patients with diabetes. In addition, the Company has other clinical and preclinical anti-inflammatory compounds, including AGI-1096, an oral agent for the prevention of organ transplant rejection. For more information about AtheroGenics, please visit http://www.atherogenics.com.

Disclosure Regarding Forward-Looking Statements
Statements contained in this press release that relate to events or developments that we expect or anticipate will occur in the future are deemed to be forward-looking statements, and can be identified by words such as "believes," "intends," "expects" and similar expressions. AtheroGenics cautions investors not to place undue reliance on the forward-looking statements contained in this release. Examples of forward looking statements in this press release include our expectation that we would appeal any determination by NASDAQ to delist our common stock and that we expect to have total assets and total revenue in excess of $50 million for the 2007 fiscal year. These and other such statements are subject to certain factors, risks and uncertainties that may cause actual results, events and performances to differ materially from those referred to in such statements. Additional information relating to the safety, efficacy or tolerability of AGI-1067, may be discovered upon further analysis of trial data. The U.S. Food and Drug Administration might not allow us to conduct further studies of the efficacy of AGI-1067 for the same or new endpoints, and, to the extent approved, additional clinical trial work may take a significant period of time to complete or require significant additional resources to complete. We cannot ensure that AGI-1067 will ever be approved or be proven safe and effective for use in humans. Our projected total assets and total revenues for 2007 are subject to the completion of 2007, closing our books and finalizing the audit of our financial results.  If our common stock is no longer traded on NASDAQ or another national securities exchange or system of automated quotations, the holders of our convertible notes have the right to require us to immediately repay amounts outstanding under such notes.  These and other risks are discussed in AtheroGenics' Securities and Exchange Commission filings, including, but not limited to, the risks discussed in AtheroGenics' Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2007 and are specifically incorporated by reference into this press release. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

CONTACTS:
AtheroGenics, Inc.	Media Inquiries	Investor Inquiries
Mark P. Colonnese	Jayme Maniatis/Dana Conit	Lilian Stern
Executive Vice President	Schwartz Communications, Inc.	Stern Investor Relations, Inc.
678-336-2511	781-684-0770	212-362-1200
investor@atherogenics.com	atherogenics@schwartz-pr.com	lilian@sternir.com